Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL YEAR 2025

Cost Reduction Initiatives; Tariff Disruptions; Reduced Demand
Spokane Valley, WA— August 27, 2025 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended June 28, 2025.

For the fourth quarter of fiscal year 2025, Key Tronic reported total revenue of $110.5 million, compared to $126.6 million in the same period of fiscal year 2024. For the full fiscal year 2025, total revenue was $467.9 million, compared to $566.9 million for the full fiscal year 2024. The revenue for the fourth quarter and full fiscal year 2025 was adversely impacted by reduced demand from two longstanding customers and delays to new program launches as customers stalled orders due to the recent escalation and fluctuations in global tariffs.

Key Tronic expects long-term growth and profitability despite revenue trends in fiscal year 2025. In order to better align costs with current customer demand and boost automation, the Company cut approximately 300 jobs during the fourth quarter of fiscal year 2025, for a total headcount reduction during fiscal year 2025 of approximately 800. These measures have improved competitiveness for new program bids, which have increased recently. To support its near-shoring and tariff mitigation strategies, Key Tronic is also expanding its manufacturing footprint, with a new US facility and added capacity in Vietnam.

Total cash flow provided by operations for the fourth quarter of fiscal year 2025 was $8.8 million compared to $7.7 million for the same period of fiscal year 2024. For the full fiscal year 2025, cash flow provided by operations was $18.9 million compared to $13.8 million for full fiscal year 2024. The increase in cash from operations has allowed the Company to continue to reduce its debt during the fiscal year.

Gross margin was 6.2% in the fourth quarter of fiscal year 2025, compared to 7.2% in the same period of fiscal year 2024. This decrease is largely related to reduced revenue during the period and severance expenses of $0.1 million for the fourth quarter of fiscal year 2025. For the full fiscal year, gross margin was 7.8% compared to 7.0% for the full fiscal year 2024. The year-over-year increase in gross margin is largely related to operational efficiencies gained from the reductions in workforce offset by $2.9 million of severance expenses for the full fiscal year 2025. The Company’s gross margin is expected to improve further with expected revenue increases during the upcoming fiscal year 2026. Operating margin for the full fiscal year 2025 was 0.1%, down from 1.2% for the full fiscal year 2024, reflecting $1.8 million in credit loss adjustments.

The net loss was $(3.9) million or $(0.36) per share for the fourth quarter of fiscal year 2025, compared to a net loss of $(2.0) million or $(0.18) per share for the same period of fiscal year 2024. For the full fiscal year 2025, the net loss was $(8.3) million or $(0.77) per share, compared to a net loss of $(2.8) million or $(0.26) per share for full fiscal year 2024. The increase in net losses for the fourth quarter and full year of fiscal 2025 primarily related to the large reductions in revenue and increased severance expense, as well as the $1.1 million and $1.8 million in adjustments for estimated collections from customers for those respective periods.

The adjusted net loss was $(3.8) million or $(0.35) per share for the fourth quarter of fiscal year 2025, compared to adjusted net loss of $(0.7) million or $(0.06) per share for the same period of fiscal year 2024. The adjusted net loss was $(5.0) million or $(0.47) per share for the full fiscal year 2025, compared to $(0.2) million or $(0.02) per share for the full fiscal year 2024. See “Non-GAAP Financial Measures,” below for additional information about adjusted net loss and adjusted net loss per share.

“During fiscal 2025, the unprecedented uncertainty in tariffs significantly delayed new program ramps from many of our customers,” said Brett Larsen, President and CEO. “To provide our customers with options to manage current tariffs and future tariff changes, we’re continuing to build out new production capacity in the US and Vietnam and right-size our Mexico facility to remain cost competitive. These enhancements are expected to be fully operational in the first half of fiscal 2026 and enable us to benefit from our customers’ rebalancing their contract manufacturing to these locations. By the end of fiscal 2026, we expect approximately half of our manufacturing to take place in our US and Vietnam facilities.”

“During the fourth quarter of fiscal 2025, we continued to win new programs in pest control, personal protection, air purification, automotive, medical technology and utilities inspection equipment. We’re also excited to announce a new manufacturing services contract with a large data processing OEM that will consign its material and components for new production in our Corinth, Mississippi manufacturing facility. We have never had a consigned program at this scale, which has the potential to ramp significantly during fiscal year 2026 and is estimated to eventually exceed $20 million in annual revenue.”

“At the same time, we have continued to streamline our international and domestic operations, with further headcount reductions to reduce costs and enhance efficiency, building on similar initiatives throughout the year and enabling us to remain cost competitive. We believe Key Tronic remains well positioned for increased growth and profitability over the longer term.”

The financial data presented for the fourth quarter and full year of fiscal 2025 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.

Business Outlook

Due to uncertainty in the timing of new program ramps in light of the continued uncertainty of potential tariffs, Key Tronic will not be issuing revenue or earnings guidance for the first quarter of fiscal year 2026.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-313-209-4906 (Access Code: 9022820). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue, earnings, and margins, the Company’s ability to build out production capacity in the US and Vietnam and the timing of completion of those facilities, cost savings from headcount reduction, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining and efficiencies, including reductions in inventories. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such as trade negotiations and other risks; the success and timing of our expansion plans; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net loss and adjusted net loss per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net loss to the most directly comparable GAAP measure, which is GAAP net loss, and the computation of adjusted net loss per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$110,486	$126,556	$467,871	$566,942
Cost of sales	103,675	117,384	431,444	527,063
Gross profit	6,811	9,172	36,427	39,879
Research, development and engineering expenses	2,246	2,100	9,163	8,333
Selling, general and administrative expenses	6,867	6,956	26,702	25,219
Gain on insurance proceeds, net of losses	—	—	—	(431)
Total operating expenses	9,113	9,056	35,865	33,121
Operating income (loss)	(2,302)	116	562	6,758
Interest expense, net	2,775	3,173	12,523	11,945
Loss before income taxes	(5,077)	(3,057)	(11,961)	(5,187)
Income tax benefit	(1,153)	(1,071)	(3,643)	(2,400)
Net Loss	$(3,924)	$(1,986)	$(8,318)	$(2,787)
Net loss per share — Basic	$(0.36)	$(0.18)	$(0.77)	$(0.26)
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net loss per share — Diluted	$(0.36)	$(0.18)	$(0.77)	$(0.26)
Weighted average shares outstanding — Diluted	10,762	10,762	10,762	10,762

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 28, 2025	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,384	$4,752
Trade receivables, net of credit losses of $3,479 and $2,918	96,142	132,559
Contract assets	17,409	21,250
Inventories, net	97,321	105,099
Other, net of credit losses of $1,463 and $1,679	21,917	24,739
Total current assets	234,173	288,399
Property, plant and equipment, net	27,727	28,806
Operating lease right-of-use assets, net	11,347	15,416
Other assets:
Deferred income tax asset	23,397	17,376
Other, net of credit losses of $500 and $0	19,230	5,346
Total other assets	42,627	22,722
Total assets	$315,874	$355,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,725	$79,394
Accrued compensation and vacation	8,157	6,510
Current portion of long-term debt	6,215	3,123
Other	13,894	15,149
Total current liabilities	91,991	104,176
Long-term liabilities:
Long-term debt, net	98,936	116,383
Operating lease liabilities	6,859	10,312
Deferred income tax liability	—	263
Other long-term obligations	954	219
Total long-term liabilities	106,749	127,177
Total liabilities	198,740	231,353
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,502	47,284
Retained earnings	68,603	76,921
Accumulated other comprehensive income (loss)	1,029	(215)
Total shareholders’ equity	117,134	123,990
Total liabilities and shareholders’ equity	$315,874	$355,343

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP net loss	$(3,924)	$(1,986)	$(8,318)	$(2,787)
Cybersecurity expenses	—	2,340	—	2,340
Severance expenses	51	(108)	2,908	1,743
Gain on insurance proceeds (net of losses)	—	—	—	(431)
Stock-based compensation expense	109	(607)	218	(444)
Write-off of unamortized loan fees	—	—	1,012	—
Income tax effect of non-GAAP adjustments (1)	(32)	(325)	(828)	(642)
Adjusted net loss:	$(3,796)	$(686)	$(5,008)	$(221)

Adjusted net loss per share — non-GAAP Diluted	$(0.35)	$(0.06)	$(0.47)	$(0.02)
Weighted average shares outstanding — Diluted	10,762	10,762	10,762	10,762

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.